Exhibit 99.2

January 9, 2008

To the employees of Shore Bank and Bank of Hampton Roads:

We enjoy the great pleasure of announcing to you that Shore Financial Corporation, the parent company of Shore Bank, has signed a definitive agreement today to combine with Hampton Roads Bankshares, Inc., the Norfolk, Virginia, based bank holding company which owns Bank of Hampton Roads. Once concluded, we intend to retain Shore Bank’s competitive distinction and brand as Shore Bank will continue to operate separately as a subsidiary of Hampton Roads Bankshares with what we hope as very little actual change to our Shore Bank employees and operations and as minimal change as possible being perceived or realized by Shore Bank’s customers.

By combining Shore Bank with Bank of Hampton Roads under Hampton Roads Bankshares, we feel as if we are combining two extraordinary banks with excellent reputations, similar performance-drive cultures and operating strengths that are highly complimentary. That is a direct testament to your efforts. Both banks are justifiably proud of the quality of their employees, the products and services they offer to their customers and the value that their respective shareholders have historically realized – in sum, both banks “Enjoy Banking”! Equally important, both banks have also benefited from stable management committed at all levels to long-term value. You can expect the new Hampton Roads Bankshares and each of its subsidiary banks to maintain the same focus and commitment to excellence that you, as our employees, have especially come to know.

Among the first questions that we would expect you to ask is simply “Why?” The answer is that this business combination brings together two NASDAQ listed companies who share a vision to grow and be the market leader without comprising profitability. Hampton Roads Bankshares is listed (ticker symbol: HMPR) on the NASDAQ Global Select Market, NASDAQ’s highest market tier, so Shore Financial Corporation’s shareholders will continue to have the benefits and liquidity of a national market. The expanded branch network of both subsidiary banks in South Hampton Roads, through the

Eastern Shore of Virginia and reaching into Maryland increases our combined deposit and customer base in an effort to meet continued strong loan demand across these markets. Collectively, we also believe that the entire DelMarVa Peninsula presents overlooked opportunities for market consolidation and expansion. Finally, we think that the challenges inherent within the current community banking environment can be better met with a larger, diverse foundation.

We also expect that among your key concerns, perhaps unsurprisingly your biggest concern, is how this combination will impact your job, pay, benefits and your current role and responsibilities. The very good news is that the combination of Shore Bank into Hampton Roads Bankshares is not predicated on cost savings through job cuts or significant expense reductions at either Shore Bank or Bank of Hampton Roads. In fact, our stated goal is that the day after closing will look no different in all apparent ways than the day before closing to our customers and employees. We anticipate extending some of the more favorable benefits of each bank to the other and, perhaps more importantly, believe quite strongly that the resulting combination will mean more opportunities for management and employee development and advancement.

We expect the combination to take effect later in the Spring of 2008 and we will keep you, our most valuable asset, updated as we proceed through regulatory approvals and other closing processes. In the interim, we will begin to develop through discussions with all of you plans to insure that, while continuing to operate separately, we adopt the best practices available to enhance the value of both banks to our employees, customers and shareholders. Should you have any question, please do not hesitate to ask.

In closing, we want to personally thank all of you for your contributions to each bank’s past success as it is primarily from these efforts that this combination became possible. We hope you will join us in celebrating the events of today and the tremendous opportunities presented for everyone.

Very truly yours,

/s/ Emil A. Viola	/s/ Henry P. Custis, Jr.
Emil A. Viola, Chairman	Henry P. Custis, Jr., Chairman
Hampton Roads Bankshares, Inc., and	Shore Financial Corporation and
Bank of Hampton Roads	Shore Bank

/s/ Jack W. Gibson	/s/ Scott C. Harvard
Jack W. Gibson, President and	Scott C. Harvard, President and
Chief Executive Officer	Chief Executive Officer
Hampton Roads Bankshares, Inc., and	Shore Financial Corporation and
Bank of Hampton Roads	Shore Bank